U5S
                                                                    EXHIBIT B.13

                            ARTICLES OF INCORPORATION
                                       OF
                            ALLIANT SERVICES COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

         The undersigned, for the purpose of forming a corporation (hereinafter referred to as the "Corporation") under the Iowa Business Corporation Act, as amended (hereinafter referred to as the "BCA"), adopts the following Articles of Incorporation for the Corporation:

1.        The Name of the Corporation is:

                            ALLIANT SERVICES COMPANY

2. The aggregate number of shares that the Corporation is authorized to issue is one hundred (100) shares of common stock, par value $0.01 per share (hereinafter referred to as the "Common Stock"). Each holder of Common Stock shall have one vote in respect of each share of stock by him or her of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation.

3. The street address of the Corporation's initial registered office in Iowa and the name of its initial registered agent at that office is:

                           DARIN D. SMITH
                           200 FIRST STREET S.E.
                           CEDAR RAPIDS, IOWA 52401

4.       The name and address of each incorporator is:

                           DARIN D. SMITH
                           200 FIRST STREET S.E.
                           CEDAR RAPIDS, IOWA 52401

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5.       The Board of Directors shall consist of not less than three (3) and not more than ten (10) directors who need not be shareholders, and the number of directors shall be determined as stated in the bylaws of the Corporation (hereinafter referred to as the "Bylaws"). At the regular annual meeting, the shareholders shall elect the directors to serve for the next year and until their successors are duly elected and qualified, unless removed in accordance with the laws of the State of Iowa.

6. The Board of Directors shall adopt Bylaws for the Corporation not inconsistent with these Articles of Incorporation or the laws of the State of Iowa and shall have the power to alter, amend, repeal or adopt new Bylaws.

7. A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 490.833 of the BCA, as amended from time to time.

8. The Corporation shall indemnify its directors, officers, employees and agents to the full extent permitted by the BCA, as amended from time to time. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this section.

Dated this 8th day of December, 1997

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                                    /s/ Darin D. Smith
                                        Darin D. Smith, Incorporator

State of Iowa     )
                           )ss
County of Linn    )

         On this 8th day of December, 1997, before me, Kathleen C. Balvanz, personally appeared Darin D. Smith, known to me to be the person named herein and who executed the foregoing Articles of Incorporation, and acknowledged that he executed the same as his voluntary act and deed.

                                    /s/ Kathleen C. Balvanz
                                        Notary Public in and for said County and
                                        State